Exhibit 10.24
MARATHON OIL CORPORATION
2003 INCENTIVE COMPENSATION PLAN
PERFORMANCE SHARE AWARD AGREEMENT
2004-2006 PERFORMANCE CYCLE
          Pursuant to this Award Agreement and the Marathon Oil Corporation 2003 Incentive Compensation Plan (the “Plan”), MARATHON OIL CORPORATION (the “Corporation”) hereby grants to «Name» (the “Participant”), an employee of the Corporation or an Affiliate, on May 26, 2004, «Number» performance shares (“Performance Shares”), with each Performance Share representing the right to receive a share of Common Stock, conditioned upon the Corporation’s TSR Percentile Ranking over the course of the 2004-2006 Performance Cycle. The number of Performance Shares awarded are subject to adjustment as provided in Section 17 of the Plan, and the Performance Shares are subject to the following terms and conditions:
          1. Relationship to the Plan; Definitions.
          This grant of Performance Shares is subject to all of the terms, conditions and provisions of the Plan and administrative interpretations thereunder, if any, that have been adopted by the Committee. Except as defined herein, capitalized terms shall have the same meanings ascribed to them under the Plan. To the extent that any provision of this Award Agreement conflicts with the express terms of the Plan, the terms of the Plan shall control and, if necessary, the applicable provisions of this Award Agreement shall be hereby deemed amended so as to carry out the purpose and intent of the Plan. References to the Participant also include the heirs or other legal representatives of the Participant. For purposes of this Award Agreement:
     “2004-2006 Performance Cycle” means the period from January 1, 2004, to December 31, 2006.
     “Beginning Stock Price” means the average of the daily closing price of the Corporation’s Common Stock for each trading day of the calendar month preceding the commencement of the 2004-2006 Performance Cycle.
     “Cumulative Dividends” means the sum of (i) all cash dividends and (ii) the Fair Market Value of all Common Stock dividends as of the payment date for such Common Stock dividends paid on a share of Common Stock during the 2004-2006 Performance Cycle.
     “Employment” means employment with the Corporation or any of its Affiliates. For purposes of this Award Agreement, Employment shall also include any period of time during which the Participant is on Disability status.
     “End Stock Price” means the average of the daily closing price of the Corporation’s Common Stock for each trading day of the calendar month ending on the last day of the 2004-2006 Performance Cycle.
     “Peer Group” means the companies that are members of the AMEX Oil Index as of the last business day of the 2004-2006 Performance Cycle, or such other group of companies as selected by the Committee in its discretion.
     “Total Shareholder Return” or “TSR” means the number derived using the following formula:
     (End Stock Price – Beginning Stock Price) + Cumulative Dividends
                                        Beginning Stock Price.
     “TSR Percentile Ranking” means the relative ranking of the Corporation’s Total Shareholder Return for the 2004-2006 Performance Cycle as compared to the Total Shareholder Return of the Peer Group companies during the Performance Cycle, expressed as a percentile ranking.
     “Vesting Percentage” means the percentage of Performance Shares that will vest after the close of the 2004-2006 Performance Cycle, as determined by the Committee.
          2. Determination of Vesting Percentage. As soon as practical following the close of the 2004-2006 Performance Cycle, the Committee shall determine the TSR Percentile Ranking. Thereafter, the Committee shall determine the Vesting Percentage as follows:
          (a) If the TSR Percentile Ranking is below the 25th percentile, the Vesting Percentage shall be zero.
          (b) If the TSR Percentile Ranking is at or above the 25th percentile, the Vesting Percentage shall be equal to the TSR Percentile Ranking multiplied by 2; provided, however, that if the Corporation’s Total Shareholder Return is within one percent of the next highest or lowest company, the TSR Percentile Rankings for the companies shall be averaged and the Vesting Percentage shall be equal to that average multiplied by 2.
          (c) Notwithstanding anything herein to the contrary, the Committee has sole and absolute authority and discretion to reduce the Vesting Percentage as it may deem appropriate.
          3. Vesting of Performance Shares. Unless the Participant’s right to the Performance Shares is previously forfeited or vested in accordance with Paragraph 5 or Paragraph 6, following the Committee’s determinations pursuant to Paragraph 2, the Participant shall vest in and be entitled to receive a number of shares of Common Stock equal to the product of (i) the number of Performance Shares granted hereunder and (ii) the Vesting Percentage. Any shares of Common Stock so awarded shall be registered in the name of the Participant, and any certificates representing such Common Stock shall be delivered to the Participant as soon as practical thereafter, unless the Committee determines that such shares shall be held on an uncertificated basis through the Corporation’s stock transfer agent. In no event shall dividends accrue on any shares of Common Stock paid out pursuant to this Paragraph 3 due to a Vesting Percentage in excess of 100% prior to the delivery of such shares. Any Performance Shares not vested pursuant to this Paragraph 3 shall be forfeited immediately upon the Committee’s determinations pursuant to Paragraph 2. Upon the vesting and/or forfeiture of the Performance Shares pursuant to this Paragraph 3, the rights of the Participant and the obligations of the Corporation under this Award Agreement shall be satisfied in full.
          4. Taxes. Pursuant to Section 11 of the Plan, the Corporation or its designated representative shall have the right to withhold applicable taxes from the shares of Common Stock otherwise payable to the Participant pursuant to Paragraph 3, or from other compensation payable to the Participant, at the time of the vesting and delivery of such shares.
          5. Termination of Employment. If Participant’s Employment is terminated prior to the close of the 2004-2006 Performance Cycle for any reason other than death, the Participant’s right to the Performance Shares shall be forfeited in its entirety as of such termination, and the rights of the Participant and the obligations of the Corporation under this Award Agreement shall be terminated. If Participant’s Employment is terminated by reason of death prior to the close of the 2004-2006 Performance Cycle, the Participant’s right to receive the Performance Shares shall vest in full as of the date of death assuming a Vesting Percentage of 100%. Such vesting shall satisfy the rights of the Participant and the obligations of the Corporation under this Award Agreement in full.
          6. Vesting Upon a Change of Control. Notwithstanding anything herein to the contrary, upon the occurrence of a Change in Control prior to the end of the 2004-2006 Performance Cycle, the Participant’s right to receive the Performance Shares, unless previously forfeited pursuant to Paragraph 5, shall vest in full assuming a Vesting Percentage of 100%. Such vesting shall satisfy the rights of the Participant and the obligations of the Corporation under this Award Agreement in full.
          7. Issuance of Shares. Effective as of the date of grant, the Committee or its designated representative shall cause the Performance Shares to be issued and registered in the Participant’s name, subject to the conditions and restrictions set forth in this Award Agreement and the Plan. Such issuance and registration shall be evidenced by an entry on the registry books of the Corporation and, if the Committee so elects, evidenced by a certificate issued by the Corporation. Any book entries and certificates evidencing the Performance Shares shall carry or be endorsed with a legend referring to the conditions and restrictions set forth in this Award Agreement and the Plan. In the event the Performance Shares are evidenced by a certificate, such certificate shall be held in custody by the Corporation unless and until the corresponding Performance Shares are vested. The Participant shall not be entitled to delivery of a certificate or release of the restrictions on the book entry evidencing such Performance Shares for any portion of the Performance Shares unless and until the related Performance Shares have vested pursuant to Paragraph 3. In the event the Performance Shares are forfeited in full or in part, the Participant hereby consents to the relinquishment of the forfeited Performance Shares theretofore issued and registered in the Participant’s name to the Corporation at that time.
          8. Shareholder Rights. Unless and until the Performance Shares are forfeited, the Participant shall have the rights of a shareholder with respect to the Performance Shares as of the date of grant, including the right to vote such Performance Shares and the right to receive dividends thereon. The Participant hereby consents to receiving any dividends on the unvested Performance Shares through the Corporation’s payroll and, accordingly, hereby directs the Corporation’s transfer agent to pay such dividends to the Corporation on his or her behalf.
          9. Nonassignability. Upon the Participant’s death, the Performance Shares may be transferred by will or by the laws governing the descent and distribution of the Participant’s estate. Otherwise, the Participant may not sell, transfer, assign, pledge or otherwise encumber any portion of the Performance Shares, and any attempt to sell, transfer, assign, pledge, or encumber any portion of the Performance Shares shall have no effect.
          10. No Employment Guaranteed. Nothing in this Award Agreement shall give the Participant any rights to (or impose any obligations for) continued Employment by the Corporation or any Affiliate thereof or successor thereto, nor shall it give such entities any rights (or impose any obligations) with respect to continued performance of duties by the Participant.
          11. Modification of Agreement. Any modification of this Award Agreement shall be binding only if evidenced in writing and signed by an authorized representative of the Corporation, provided that no modification may, without the consent of the Participant, adversely affect the rights of the Participant hereunder.

Marathon Oil Corporation

By	/s/ Eileen M. Campbell

Authorized Officer

Accepted as of the above date:

Signature of Grantee